Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of our report dated February 17, 2006 relating to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in Tower Group, Inc.'s Annual Report on Form 10-K, as amended, for the year ended December 31, 2005. We also consent to the inclusion of our report dated February 17, 2006 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Falls Church, Virginia                          /s/ JOHNSON LAMBERT & CO. LLP
January 11, 2007